UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 6, 2014

WESTBURY BANCORP, INC.
(Exact Name of Registrant as Specified in Charter)

Maryland	333-184594	46-1834307
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

200 South Main Street, West Bend, Wisconsin	53095
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:    (262) 334-5563

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17
CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17
CFR 240.13e-4(c))

Item 8.01.	Other Events.

On January 6, 2014, Westbury Bancorp, Inc. (the “Company”) received notification from the Office of the Comptroller of the Currency (the “OCC”) that the Formal Written Agreement and Individual Minimum Capital Requirement ("IMCR") between the OCC and the Company’s wholly-owned subsidiary Westbury Bank (the “Bank”) had been terminated effective December 24, 2013.

The Bank had been subject to the Formal Written Agreement since October 29, 2012 and to a memorandum of understanding that the Formal Written Agreement superseded since February 2010. The Bank had been subject to the IMCR since November 5, 2012.

As a result of the termination of the Formal Written Agreement, the Bank is no longer designated as in “troubled condition” and is designated as an “eligible institution” with respect to expedited processing of applications that it might file. Accordingly, the Bank is no longer required to obtain the approval of the OCC prior to effecting changes in its directors or executive officers, and is no longer subject to restrictions on executive compensation.

In addition, the Bank is no longer subject to restrictions on the declaration or payment of dividends or other restrictions on its activities imposed by the Formal Written Agreement. The Bank also is no longer required to maintain compliance with or report changes to the business and capital plan it had submitted to its regulators, and is no longer subject to additional quarterly reporting requirements imposed by the Formal Written Agreement.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired. Not applicable.

(b)	Pro Forma Financial Information. Not applicable.

(c)	Shell Company Transactions. None.

(d)	Exhibits. None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTBURY BANCORP, INC.
DATE: January 6, 2014	By:	/s/ Raymond F. Lipman
Raymond F. Lipman
President and Chief Executive Officer